Exhibit 10.1
Final Execution Version
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of October 1, 2007 (the “Effective Date”) by and among NxStage Medical, Inc., a Delaware corporation with its principal place of business at 439 South Union Street, 5th Floor, Lawrence, MA 01843 (the “Company”), DSU Medical Corporation, a Nevada corporation with its principal place of business at 101 Convention Center Dr, Las Vegas, NV 89109 (“DSU Medical”) and David S. Utterberg (“DSU”), in his individual capacity as an employee of DSU Medical Corporation (DSU Medical Corporation and DSU are hereinafter referred to individually and in the aggregate as the “Consultant”).
     WHEREAS, the Company and DSU are parties to a Stock Purchase Agreement (the “Purchase Agreement”) dated as of June 4, 2007;
     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, DSU Medical and Medisystems Corporation have entered into that certain License Agreement dated as of June 1, 2007 pursuant to which, among other matters, DSU Medical has granted to Medisystems Corporation rights and licenses under patent rights of DSU Medical (the “License Agreement”);
     WHEREAS, Consultant has particular expertise with respect to certain matters relating to the business of the Company; and
     WHEREAS, the Company desires to retain the services of the Consultant after the Closing Date (as defined in the Purchase Agreement) and Consultant has agreed to provide certain services pursuant to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged by the parties hereto, the parties agree as follows:
     1. Scope of Services To Be Performed. Commencing on the Effective Date and continuing for a period of two (2) years thereafter (the “Consulting Period”), the Consultant agrees to perform consulting, advisory and related services for the Company as set forth in this Agreement (the “Consulting Services”). The Consulting Services shall consist of the Consultant’s use of commercially reasonable efforts consistent with past practice to conceive and create Inventions in the Inventing Field (as defined in Section 2 below). The specific projects to be performed as part of the Consulting Services shall be such projects in the Inventing Field and other projects relating to the business of the Company as may reasonably be requested from time to time by the Company. DSU shall serve as the primary contact for the Consulting Services and he shall be actively engaged in all projects. The chief executive officer of the Company shall serve as the primary contact for the Company with respect to the Consulting Services. Notwithstanding the foregoing, the total amount of hours for performance of all Consulting Services required under this Agreement shall not exceed more than [**] percent ([**]%) of DSU’s full-time work during the Consulting Period. “Full-time work” is defined as a full-time equivalent person year consisting of a total of [**] hours per year. Company understands and agrees that Consultant shall not be required to reduce to practice or otherwise develop any prototypes or perform any product development work under this Agreement. Any such reduction to practice, prototype or product development work by the Consultant shall require a separate development agreement between the parties, and neither party shall have an obligation to enter into any such further written agreement.
     2. Certain Definitions. As used herein the following terms shall have the following meanings:
     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.
     “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 12 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
     “Common Stock” shall mean the shares of common stock, $.001 par value per share, of the Company.
     “Controlling Party” shall mean the party controlling the defense of any Third Party Action.
     “Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Section 13).
     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
     “Inventing Field” shall have the meaning set forth in Exhibit A.
     “Inventions” shall mean trade secrets, inventions (whether or not patentable), ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques.
     “Licensed Patents” shall have the meaning set forth in the License Agreement.
     “Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

     “Patents” shall have the meaning set forth in the Purchase Agreement.
     “Proprietary Rights” shall mean all trade secret, patent, copyright and other intellectual property rights throughout the world.
     “Relevant Inventions” shall mean any and all Inventions that (i) relate to or are useful in the Inventing Field (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, and (ii) are conceived by Consultant, either alone or jointly with others, including Company, during the Consulting Period.
     “Response” shall mean a written response containing the information provided for in Section 13(c).
     “Third Party Action” shall mean any suit or proceeding by a person or entity other than the Company, DSU Medical and DSU for which indemnification may be sought by the Company, DSU Medical and DSU under Section 12.
     3. Disclosure/Records/Documentation. The Consultant will disclose to the Company fully and in writing all Relevant Inventions promptly after they are first made, conceived or reduced to practice. The Consultant shall document during the Consulting Period and for one (1) year thereafter, all Relevant Inventions conceived during the Consulting Period. Documentation by the Consultant shall include, without limitation, preparing invention disclosure forms, in reasonable detail; providing copies of all records pertaining to the Relevant Inventions, including lab notebooks, to the Company; and cooperating and assisting in the preparation and prosecution of patent applications with respect to the Relevant Inventions.
     4. Cooperation; Compliance with Regulations. In performing the Consulting Services, the Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company applicable to independent consultants of which the Consultant is informed.
     5. Nature of Relationship. It is the express intention of the parties to this Agreement that the Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever. The Consultant shall not be entitled to any benefits that the Company may make available to employees from time to time. The Consultant shall be solely responsible for paying all state and federal income taxes on the Consulting Fees payable hereunder, for paying any unemployment insurance and social security taxes for Consultant and for maintaining adequate workers’ compensation insurance coverage for Consultant.
     6. Consulting Fees. In full consideration for all of Consultant’s Services hereunder, Company shall pay DSU Medical Two Hundred Thousand US Dollars ($200,000) per annum hereunder, payable in quarterly installments of Fifty Thousand US Dollars ($50,000) commencing on the Effective Date and continuing quarterly thereafter. The Company shall reimburse DSU Medical for all travel and other out-of-pocket expenses incurred by the Consultant in rendering Services under this Agreement that is approved in advance in writing by the Company, and that is at rates consistent with the rates the CEO of the Company would be reimbursed by the Company for similar expenditures in connection with the CEO’s activities on behalf of the Company.
     7. Intellectual Property Rights In Inventions.
(a)	Assignment of Relevant Inventions to Company. The Consultant hereby assigns and agrees to assign in the future, automatically, and without any further action required by the Consultant as and when any such Inventions are first conceived, to the Company all its right, title and interest in and to any and all Relevant Inventions and all of its Proprietary Rights in and to such Relevant Inventions. All patent applications that claim or cover such Relevant Inventions, and Patents issuing thereon, shall be referred to herein as “Relevant Patents”.

(b)	License-Back Outside of the Inventing Field.
(i)	Relevant Patents. Company hereby grants to the Consultant an exclusive, worldwide, perpetual, royalty-free, fully paid-up, irrevocable license (with the right to sublicense) under the Relevant Patents to exploit the Relevant Inventions solely outside the Inventing Field, provided, however, that Consultant shall not have the right to exercise such licensed rights under any particular Relevant Patent, unless and until Consultant notifies Company that it has determined that a Relevant Invention assigned to Company pursuant to Section 7(a) with respect to which the Company has filed a Relevant Patent claiming or covering such Relevant Invention relates to or is useful outside of the Inventing Field, and (A) pays to Company one-half of all reasonable, documented out-of-pocket costs incurred by Company prior to the date of the delivery of such notice (and identified in writing to the Consultant within [**] days after the date of such notice) that are directly attributable to the prosecution or maintenance of such Relevant Patent on a worldwide basis and (B) agrees to pay any such reasonable, documented out-of-pocket costs incurred by Company after the date of the delivery of such notice until such time as Consultant notifies Company, in writing, that it no longer desires to retain such license. Consultant shall pay any such amounts owed within [**] days after receipt of a written invoice from Company setting forth the amounts due. If, at any time, Consultant fails to pay any undisputed invoiced amounts when due, Company shall provide Consultant with written notice of such deficiency and any undisputed payments or portions thereof cited in such notice which are not paid within [**] business days thereafter shall bear interest at a rate equal to the prime rate, as reported by Citibank, NA or its successor (or such other institution as agreed by the parties) calculated on the number of days such payment is delinquent, compounded monthly, and Consultant shall be liable for any reasonable out-of-pocket costs incurred by Company in collecting such amounts. If Consultant does not pay any such undisputed invoiced amounts within [**] days after such written notice all rights to the Relevant Patent(s) shall automatically terminate. Consultant may, at any time, elect not to pay any further prosecution and maintenance costs for any Relevant Patent with respect to which it earlier provided written notice of determination to Company. In the event the Consultant so elects, Consultant shall provide written notice of such election to Company. Upon Company’s receipt of such written election notice, all rights to such Relevant Patent granted to Consultant pursuant to this Agreement shall terminate, and Consultant shall not be obligated to pay any further prosecution or maintenance costs incurred by Company with respect to such Relevant Patent.

(ii)	Relevant Non-Patent IP. Company hereby grants Consultant a non-exclusive, worldwide, perpetual, royalty-free, fully paid-up, irrevocable license (with the right to sublicense) under any Proprietary Rights (other than Patents) of Company in and to the Relevant Inventions to make, have made, use, sell, offer for sale, import, copy, modify, create derivative works of, display, perform and otherwise exploit the Relevant Inventions for any purpose solely outside of the Inventing Field.
(c)	Further Assurances. At the Company’s sole expense, the Consultant will use commercially reasonable efforts to assist the Company in securing and enforcing the United States and foreign Proprietary Rights relating to the Relevant Inventions granted herein throughout the world. To that end the Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, the Consultant will execute, verify and deliver assignments of Relevant Inventions to the Company or its designee. The Consultant’s obligation to use commercially reasonable efforts to assist the Company, at the Company’s expense, with respect to Proprietary Rights relating to the Relevant Inventions in any and all countries shall continue beyond the termination of the Consulting Period. In the event the Company is unable for any reason, after reasonable effort, to secure the Consultant’s signature on any document required to perfect the Proprietary Rights assigned to Company with respect to the Relevant Inventions, the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Consultant.

(d)	Transfers, Inconsistent Actions. Company shall not transfer or assign (whether by sale, merger, assignment, transfer, license, reorganization, spin-off, will, trust, devise or other transaction or occurrence of any kind) (a “Transfer”) its right, title or interest in and to the Relevant Patents unless (a) such transferee, licensee, assignee, beneficiary, or acquiror (as applicable, the “Transferee”) is bound by the grant of rights contained in this Agreement, and (b) such Transferee confirms in writing as a condition of any such Transfer that the licenses and other rights granted to Licensee hereunder shall not be affected or diminished in any manner by such Transfer. Company shall not take any other action inconsistent with the rights granted to Consultant pursuant to this Article 7 with respect to the Relevant Inventions.
     8. Confidentiality.
     (a) Obligation of Confidentiality and Nondisclosure. During the Consulting Period, each party may receive or have access to the Proprietary Information (as defined below) of the other party. Each party shall maintain the Proprietary Information of the other party in confidence using commercially reasonable efforts no less protective than the practices such party utilizes to preserve the proprietary nature of its own comparable confidential information, and shall not disclose, lecture upon or publish any such Proprietary Information to any third party, other than (i) to employees of such party and independent contractors who need to know such information in connection with the exercise of rights and performance of obligations under this Agreement and are subject to obligations of confidentiality and nondisclosure with respect thereto at least as strict as those set forth herein, (ii) as required in connection with the exercise of rights and performance obligations under this Agreement, and (iii) as expressly authorized in writing by the chief executive officer of the other party. In addition, neither party shall use the Proprietary Information of the other party except as required in connection with the exercise of rights and performance of obligations under this Agreement.
     (b) Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or non-public proprietary data or information of a party or its affiliates (including any information of third parties that such party or its affiliates is obligated to maintain in confidence) that is disclosed by such party to the other party in connection with the performance or receipt of the Consulting Services under this Agreement. By way of illustration but not limitation, “Proprietary Information” includes (i) Relevant Inventions; and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees of a party. All Proprietary Information that arises from the performance of the Consulting Services shall constitute the Proprietary Information of both Company and Consultant (“Relevant Invention Proprietary Information”).
     (c) Exceptions. Notwithstanding the foregoing, “Proprietary Information” shall not include any materials, information that the receiving party can demonstrate (i) is or becomes publicly known through no act or fault of the receiving party; (ii) is developed independently by the receiving party without access to or use of the disclosing party’s Proprietary Information; (iii) is known by the receiving party when disclosed by the disclosing party, from a source other than the disclosing party or its affiliates, where such receiving party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by the receiving party from a third party not obligated to preserve its confidentiality. The receiving party also may disclose Proprietary Information to the extent required by a court or other governmental authority, provided that the receiving party (A) gives the disclosing party reasonable prior notice of the disclosure; (B) uses reasonable efforts to resist disclosing the Proprietary Information; and (C) cooperates with the disclosing party on request to obtain a protective order or otherwise limit the disclosure.

     (d) Certain Permitted Disclosures and Uses of Proprietary Information. Notwithstanding 8(a) above, and subject to the following terms, each party shall be permitted to disclose Proprietary Information of the other party as reasonably required for such party to secure, maintain, enforce, and defend its Proprietary Rights. Company shall have the right to disclose Relevant Invention Proprietary Information hereunder to Company’s affiliates and in connection with the business activities of the Company and its affiliates in the Inventing Field, and Consultant shall have the right to disclose Relevant Invention Proprietary Information hereunder to Consultant’s affiliates and in connection with the business activities of the Consultant and its affiliates outside the Inventing Field; provided, however, that neither party shall disclose Relevant Invention Proprietary Information to any third party (other than an affiliate of such party) except pursuant to a written agreement protecting the confidentiality thereof under terms no less protective than such party utilizes to preserve the proprietary nature of its own comparable confidential information.
     (e) Publications. The Consultant shall obtain written approval from the Company’s Chief Executive Officer before presenting, publishing or submitting for publication any material (written, verbal, or otherwise) that relates to the Consultant’s work for the Company and/or incorporates any Proprietary Information of the Company or its Affiliates.
     (f) No Improper Use of Information of Others. During the Consulting Period and thereafter, the Consultant will not improperly use or disclose any confidential information or trade secrets of any other person to whom the Consultant has an obligation of confidentiality.
     (g) Term. The terms and conditions of this Section 8 shall survive the expiration or termination of this Agreement for any reason and shall remain in effect (i) with respect to all Proprietary Information other than trade secrets, until the tenth (10th) anniversary of any such expiration or termination, and (ii) with respect to trade secrets included in the Proprietary Information, until the later of the tenth (10th) anniversary of any such expiration or termination and the date upon which such trade secret ceases to be a trade secret.
     (h) Reserved Rights. Nothing in this Section 8 shall constitute an express or implied license under any Proprietary Rights of a party.
     (i) Use of General Concepts. Notwithstanding the foregoing, it is understood that, at all such times, each party is free to use the general knowledge, ideas and concepts gained by such party in the course of this Agreement to whatever extent and in whichever way such party wishes.
     9. Noncompetition. In order to safeguard the Company’s Proprietary Information and preserve the goodwill of its business and the assets, the Consultant agrees that during the Consulting Period, the Consultant will not (i) develop, manufacture, market or sell any product in the Inventing Field which competes or would compete with any existing or proposed product manufactured or planned to be manufactured by any of Medisystems Corporation, Medisystems Europe S.p.A., or Medimexico s. de R.L. de C.V. as of the Closing Date in the Inventing Field, (ii) engage in any business in the Inventing Field competitive with the business of any of Medisystems Corporation, Medisystems Europe S.p.A., Medimexico s. de R.L. de C.V. as conducted on the Closing Date of the Purchase Agreement, (iii) engage in any business in the

Inventing Field competitive with the business of the Company or its affiliates as conducted during the term of the Consulting Period in the Inventing Field, (iv) accept employment with, advise, provide services to or acquire or hold any interest in (other than an investment interest of less than 1% of the total outstanding shares of a publicly traded company) any business or entity in the Inventing Field that directly or indirectly competes with any product or service in the Inventing Field conceived, manufactured, sold or under development by any of Medisystems Corporation, Medisystems Europe S.p.A., or Medimexico s. de R.L. de C.V. as of the Closing Date of the Purchase Agreement, without the prior written consent of the Company, (v) encourage, solicit, recruit or assist any person in encouraging, soliciting or recruiting any employee, director or other person affiliated with the Company or its affiliates to terminate or alter its relationship with the Company or its affiliates, or (vi) encourage or assist any other person in encouraging any customer or supplier of the Company or its affiliates to terminate or alter its relationship with the Company or its affiliates. Furthermore, during the Consulting Period, the Consultant may not enter into any obligations that conflict with its obligations hereunder or under the Purchase Agreement or the License Agreement, including but not limited to obligations to any present or future employers, customers, clients, subsidiaries or affiliates. The Consultant understands the requirements of this Section and agrees that they are fair and reasonable. The Consultant agrees that the type and period of restrictions imposed by this Section are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Company.
     10. Return of Company Documents. At the termination of the Consulting Period, the Consultant will deliver to the Company a copy of any and all records, files, drawings, notes, memoranda, specifications, devices, formulas, designs, data, reports, price lists, customer lists, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks, and documents and any other material containing or disclosing any Relevant Inventions. The Consultant further agrees that any property situated on the Company’s or its affiliates’ premises and owned by the Company or its affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to termination of the Consulting Period, the Consultant will certify to the Company in writing its compliance with the terms of this Section 10.
     11. Other Agreements. The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the Inventing Field in the course of its consultancy with the Company or its affiliates, to refrain from competing, directly or indirectly, with the business of such third party in the Inventing Field or to refrain from soliciting employees, customers or suppliers of such third party in the Inventing Field. Consultant further represents and covenants that its performance of all the terms of this Agreement and the performance of its duties hereunder do not and will not breach any agreement with any third party to which Consultant is a party (including without limitation any nondisclosure or noncompetition agreement) and that the Consultant will not disclose to the Company or its affiliates or induce the Company or its affiliates to use any confidential or proprietary information or material belonging to any previous employer or others. Company represents and covenants that its performance of all the terms of this Agreement and the performance of its duties hereunder do not and will not breach any agreement with any third party to which Company is a party (including without limitation any nondisclosure or noncompetition agreement) and that the Company and its affiliates will not disclose to the Consultant or its affiliates or induce the Consultant or its affiliates to use any confidential or proprietary information or material belonging to others.
     12. Indemnification. Subject to the limitations set forth in Section 14 below, and as each party’s sole and exclusive remedy for any breaches of this Agreement, Consultant shall indemnify the Company and its affiliates, and each of their respective officers, directors, trustees, affiliates, heirs, successors and assigns and the Company shall indemnify Consultant and its affiliates, and each of their respective officers, directors, trustees, affiliates, heirs, successors and assigns, in respect of, and hold it harmless against any and all Damages incurred by or suffered by an Indemnified Party (as hereafter defined) resulting from, or relating to, any breach of this Agreement by the Indemnifying Party (as hereafter defined), or the Indemnifying Party’s gross negligence or intentional misconduct.
     13. Indemnification Claims.
(a)	A party seeking indemnification under Section 12 (an “Indemnified Party”) shall give written notification to the party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Agreement and (B) the amount claimed as Damages is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Agreement and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 13(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)	In order to seek indemnification under this Agreement, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c)	Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. In connection with any Claim Notice delivered pursuant to the first sentence of this paragraph (c), the Indemnifying Party shall pay the Claimed Amount (in the case of clause (i)) or the Agreed Amount (in the case of clause (ii)). When the Company is the Indemnifying Party all such payments shall be made solely by delivering to the Indemnified Party such number of shares of Common Stock as have an aggregate value equal to the Claimed Amount or the Agreed Amount, as the case may be. For purposes of this Agreement, the “Value” of any Common Stock delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Common Stock on the NASDAQ Global Market over the five consecutive trading days ending two trading days before such shares of Common Stock are delivered to the Indemnified Party, as applicable, as provided above (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Common Stock since the beginning of such five-day period), multiplied by the number of such shares of Common Stock that are delivered to the Indemnified Party. In the case of any shares of Common Stock that are delivered to the Consultant by the Company, such shares of Common Stock shall not be registered under the Securities Act and shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged, or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

In addition, and notwithstanding any other terms hereof, in no event shall the Company be obligated to issue or deliver to the Consultant, pursuant to this Agreement or the Purchase Agreement, an aggregate number of shares of Common Stock representing twenty percent (20%) or more of the then-outstanding shares of Common Stock without the prior approval of the Company’s stockholders.

(d)	During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, such Dispute shall be resolved in a state or federal court sitting in the State of Delaware, in accordance with Section 15.
     14. Limited Remedies. NOTWITHSTANDING SECTION 12 OR ANY OTHER PROVISION OF THIS AGREEMENT, (A) EXCEPT WITH RESPECT TO ANY BREACHES OF ARTICLES 7, 8 OR 9 HEREOF, EACH PARTY’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
     15. Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 18, provided that nothing in this Section 15 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
     16. Cooperation. The Consultant shall use commercially reasonable efforts in the performance of its obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform its obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.
     17. Non-Assignability of Contract. This Agreement is personal to the parties and it neither party shall have the right to assign any of its rights or delegate any of its duties hereunder without the express written consent of the other party. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void.
     18. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by registered or certified mail, return receipt requested, postage prepaid, for next business day delivery via a reputable nationwide overnight courier service or such other means as mutually agreed by the parties in writing, in each case to the intended recipient as set forth below:

To the Company:	NxStage Medical, Inc. 439 South Union Street, 5th Floor Lawrence, MA 01843 Attention: Chief Executive Officer

With a copy to: NxStage Medical, Inc. 439 South Union Street, 5th Floor Lawrence, MA 01843 Attention: General Counsel

To DSU Medical	DSU Medical Corporation PO Box 50401 Henderson, NV 89016

To DSU:	David S. Utterberg 2033 First Avenue #3 Seattle, WA 98121
No such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     19. Complete Agreement. This Agreement contains the entire understanding between the parties and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements, nor understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed herein.
     20. Severability. In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms shall remain in full force and effect.
     21. Non-Waiver. No delay or omission by the Company or its affiliates in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or its affiliates on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     22. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
     23. Counterparts. This Agreement may be executed in two (2) signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
     24. Interpretation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
     25. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

NXSTAGE MEDICAL, INC.

By:	/s/ Jeffrey Burbank

Title:	President & CEO

Date:	October 1, 2007

DSU MEDICAL CORPORATION

By:	/s/ David S. Utterberg

Title:	President

Date:	October 1, 2007

DAVID. S. UTTERBERG

By: /s/ David S. Utterberg

Date:	October 1, 2007

Final Execution Version
Exhibit A
Definition of Inventing Field
     “Inventing Field” means Covered Products, Covered Business Methods and Covered Treatment Methods in the Covered Treatment Field, each as defined below:
     1. “Blood Access Devices” mean AVF, Apheresis, Buttonhole needles and similar needle-bearing devices for use in the Covered Treatment Field.
     2. “Covered Business Methods” means the methods and processes for developing, testing, training, using, supplying, selling, manufacturing, storing, servicing, supporting, distributing and otherwise commercializing the Covered Products or Covered Treatment Methods.
     3. “Covered Methods” means the Covered Treatment Methods and the Covered Business Methods.
     4. “Covered Products” means Electro-Mechanical Equipment, Tubing Sets, Bag Sets, Dual Lumen Blood Access Devices, Fluid Filters, Fluid Preparation Devices, Securement Devices and Certain Components, all for the preparation, transport, containment or treatment of water, blood, dialysate, liquid or powder dialysate concentrate, priming fluids, rinseback fluids, replacement fluids or waste for use only in the Covered Treatment Fields, each as defined below:
     (i) “Bag Sets” means containers and connected tubing for the preparation, transport or containment of water, blood, dialysate, liquid or powder dialysate concentrate, priming fluids, rinseback fluids, replacement fluids or waste.
     (ii) “Certain Components” means the following items used in connection with the Covered Products: inter-connectors within a Tubing Set or Bag Set, connectors to Fluid Filters, chambers, bags, external-to-tubing clamps, tubing, caps and particle filters. “Certain Components” shall not include anything not included above (e.g., non ISO luer patient connectors, Needle-less and Valved Connectors, internal valving devices, needle guards or guarded needle devices).
     (iii) “Dual Lumen Blood Access Devices” mean Blood Access Devices limited to those comprising of dual lumen flow pathways for simultaneous withdrawal and infusion of blood with a patient.
     (iv) “Electro-Mechanical Equipment” means dialysis machines, fluid preparation machines, dialysate preparation machines, CHF-type machines, fluid warmers and other similar machines.
     (v) “Fluid Filters” mean hemodialyzers, hemofilters, final filters for preparation or delivery of dialysate or priming, rinceback or replacement fluids or concentrates of the same, water treatment filters, immuno-absorption filters and other similar filters.

     (vi) “Fluid Preparation Devices” mean devices and sets for the preparation of water, dialysate, liquid or powder dialysate concentrate, priming fluids, rinseback fluids replacement fluids or waste.
     (vii) “Securement Devices” mean products used to secure a Blood Access Device to a patient or ISO luer connectors to each other. Current examples consist of “MasterLock™” luer connector securement device and “SiteGuard™” AVF patient securement device.
     (viii) “Tubing Sets” mean blood tubing sets, peritoneal dialysis sets, dialysate sets, apheresis sets and other similar tubing sets.
     5. “Covered Treatment Field” means Extracorporeal Fluid Treatments and/or Renal Insufficiency Treatments.
     6. “Covered Treatment Methods” means methods and processes for developing, testing, using, supplying, selling, manufacturing, storing, servicing, supporting, distributing, training and otherwise commercializing the Covered Products and/or performing Extracorporeal Fluid Treatments or Renal Insufficiency Treatments.
     7. “Extracorporeal Fluid Treatments” mean therapies, treatments or procedures consisting of the withdrawal of a patient’s bodily fluid for the purpose of treating, collecting, separating, modifying or otherwise acting upon such fluid extracorporeally, followed by return of all or a portion of such fluid to the body within the same treatment. Extracorporeal Fluid Treatments include, but are not limited to hemodialysis, hemofiltration, ultrafiltration, hemodiafiltration, therapeutic removal or collection of plasma and/or cellular components, phresis and apheresis.
     8. “LockSite Patents” means (a) issued patents and pending patent applications set fourth on Exhibit B (b) continuations, continuations-in-part, divisionals and substitute applications with respect to any of the foregoing patent applications; (c) any issued patents claiming priority to any of the foregoing patent applications; (d) any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any of the foregoing patents; and (e) any confirmation patent or registration patent or patent of addition based on any of the foregoing patents
     8. “Needle-less and Valved Connectors” means: (a) valved male or female connectors, (b) needle-less access device connectors, (c) the foregoing together with any mating connectors, and (d) any methods related to any of the foregoing; provided, however that Needle-less and Valved Connectors shall not include any of the foregoing that are covered at any time by a claim or pending claim in any of the LockSite Patents.
     9. “Renal Insufficiency Treatments” mean therapies, treatments or procedures for chronic or acute renal insufficiency. Renal Insufficiency Treatments include, but are not limited to, peritoneal dialysis, hemodialysis, ultrafiltration, hemodiafiltration and hemofiltration.
     All defined terms used herein apply only to this Agreement and shall not be read to apply to any other agreement.

Exhibit B
LockSite Patents
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